Exhibit 99.1

March 25, 2008

Dear Shareholder,

In connection with our 2007 Annual Report, we plan to include a discussion on the issues affecting today’s credit markets, as well as Behringer Harvard REIT I, Inc.’s credit exposure.  Due to the importance of these matters, we have decided to update you on them in advance of our annual report.

As we look to 2008, we are aware of the uncertainty created by the “credit crunch” and the collapse of the credit markets that have been unfolding since the second half of 2007. Aside from the obvious disruptions in the residential housing market caused by the sub-prime loan mess, there is much concern that commercial real estate owners will not be able to refinance existing debt in the coming months or years. Additionally, there has been worry that real estate owners with floating rate debt will have their terms reset at dramatically higher interest rates, causing reduced distributable cash flow from their properties.

Although the treacherous current market has created a lack of credit accessibility and a rising cost of debt that is available, we believe that it is important for you to know that the REIT has negligible exposure for refinancing any of its debt in the next few years. In 2008, the REIT has no scheduled loans due or any that will require refinancing. For 2009, we are in a similar position with only one loan of approximately $19 million that will come due, out of a portfolio of loans totaling approximately $3.2 billion. Should this market environment extend into 2010, which we do not believe will happen, our exposure even then is limited.

In addition, with the exception of a $3 million loan we assumed in connection with the IPC US REIT transaction and our $500 million credit facility, we have placed all of our debt on a fixed interest rate basis. As of year end, we had drawn $340 million under our credit facility in connection with the IPC US REIT transaction. Of that amount, we hedged $200 million for the term of the facility in order to create a fixed interest rate on that amount. As a result of these actions, our debt is less susceptible to the current interest rate volatility. Further, our portfolio is financed at a blended interest rate of approximately 5.7 percent, which we believe is below current market rates.

We expect that draws under our credit facility, along with proceeds from the sale of shares through the end of our current public offering, can provide capital to replace the REIT’s debt coming due in 2009 or 2010, if needed, as well as provide capital to continue to grow the REIT’s portfolio as opportunities surface this year and next.

Some Wall Street analysts have implied that assembling capital in the months ahead may allow lower leverage buyers to take advantage of the credit crisis by being able to purchase real estate at higher cap rates than in 2006 and 2007 from owners under credit pressure. Should this occur, we believe we will be ready to pursue these opportunities. Avoiding credit risk has always been an important strategy for our company, its portfolio, and its shareholders.  We think this strategy will be extremely beneficial during these turbulent times. We continue to have capital available and will seek to invest it as we near completion of our current public offering and assembly of the REIT’s portfolio with those proceeds.

Sincerely yours,

Robert M. Behringer	Robert S. Aisner
Chief Executive Officer	President and Chief Operating Officer

Enclosure: 9100 Mineral Circle letter

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements relate to, without limitation, our susceptibility to current interest rate volatility, our ability to provide capital to replace our debt and to grow our portfolio and our ability to purchase real estate assets in the months ahead.  These statements, which may be identified by words such as “may,” “expects,” “believes,” and “seeks,” and similar expressions, reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry.  These statements are not historical facts or guarantees of our future performance, and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause our actual results to differ materially from those expressed or forecasted in the forward-looking statements.  We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

We caution you not to place undue reliance on the forward-looking statements contained in this letter, which reflect our management’s view only as of the date of this letter.  Even those forward-looking statements that were true at the time this letter was prepared may ultimately prove to be incorrect or false.  We undertake no obligation to update or revise these statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  The forward-looking statements in this letter should be read in light of the risk factors identified in the “Risk Factors — Risks Related to Our Business in General” and “Risk Factors — Risks Associated with Debt Financing” section of the Annual Report on Form 10-K, including without limitation the risk that instability in the credit and real estate markets may have a material adverse effect on our results of operations, financial condition and ability to pay distributions.